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500 North Akard
1600 Lincoln Plaza
Dallas, Texas 75201-3394
(214) 720-0656

June 4, 1997



Mr. L. D. Wright
Chief Executive Officer
Bayshore National Bank
P.O. Box 998
La Porte, Texas 77572-0998

Dear Mr. Wright:

This replies to your letter of May 15, 1997 addressed to Houston Field Manager Mike Scott, and confirms your recent telephone conversations with Senior Attorney Stephen Brown. You have posed certain questions pertaining to the application of the lending limit statute, 12 U.S.C. Section 84, to loans acquired by Bayshore National Bank ("Bayshore") through the purchase of other banks.

The facts, as I understand them, are as follows. Bayshore has entered into a letter agreement pertaining to the purchase of First Bank of Deer Park, Texas ("First Bank"), and Texas National Bank of Baytown, Texas ("Texas National"). First bank is a state bank chartered by the State of Texas, while Texas National is a national bank chartered by the OCC. Both First Bank and Texas National have loans to Mr. Jerry Moore and his related interests (the "Moore Loans"). The Moore loans total $2,980,315 at First Bank and $1,387,297 at Texas National, and exceed the lending limits of both banks. The combined totals equal $4,367,612, which exceeds Bayshore's current lending limit of $2,262,340. It is anticipated that a public offering will raise this limit to $3,474,982, which would still result in an excess of $892,630 for the Moore loans on the books of Bayshore. You have requested our opinion concerning whether the acquisition of the Moore loans by virtue of Bayshore's acquisition of First Bank and Texas National would represent a violation of 12 U.S.C. Section 84 by Bayshore,

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Mr. L. D. Wright
October 24, 1997
Page 2


and also as to any liability which might attached to the directors of Bayshore regarding the loans.

By way of analogy, the OCC has previously considered situations involving loans which were legal when made, but failed to conform to the requirements of 12 U.S.C. Section 84 when the bank which extended the credit subsequently converted to a national charter or was acquired by another national bank. In such cases, the OCC has treated such loans at the surviving bank as nonconforming rather than as violations of law, unless new funds were extended by the surviving bank. SEE, E.G., letter from Mary Wheat, Attorney, Midwestern District, August 30, 1985 (unpublished), and 12 C.F.R. Section 32.6(a)(1). The rationale for such treatment appears to be that since the surviving bank did not originally extend credit in excess of the limits imposed by 12 U.S.C. Section 84, it should not be held responsible for a violation unless the bank extends additional funds while the loan is in nonconforming status. It is my opinion that the same rationale should apply where a national bank acquires loans through consolidation or merger that were in violation of the lending limit when made. Accordingly, in this case, the Moore loans acquired by Bayshore would be considered to be nonconforming rather than a violation of 12 U.S.C. Section 84. The nonconforming loans may be renewed for the amount of principal plus accrued interest without causing a violation of law. However, any new funds that are advanced, regardless of purpose, would result in a lending limit violation.

As previously noted, you have also raised a question concerning the potential liability of Bayshore's directors relative to the acquisition of the Moore loans. While national bank directors are not expected to guarantee the financial success of the bank, they must ensure that the bank operates in a safe and sound manner. Directors who violate any banking law or regulation, engage in an unsafe or unsound banking practice, or breach a fiduciary duty may be held personally liable or subjected to monetary penalties or other actions. SEE 12 U.S.C. Section 93. However, the OCC will not pursue liability against directors who bear no responsibility for violations. Accordingly, Bayshore's directors would have no liability for the Moore loans, unless they approve new extensions of credit in excess of the banks' lending limit. It should be noted, however, that the directors are responsible for ensuring that the bank uses reasonable efforts to bring the loans into conformity with the banks' lending limit. SEE 12 U.S.C. Section 32.6(b).

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Mr. L. D. Wright
October 24, 1997
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Please call me or Stephen Brown at (214) 720-7012 if you have any questions concerning this matter.

Very truly yours,



Randall M. Ryskamp
District Counsel

cc:  Samuel Golden, Ombudsman